                                                               Exhibit 12.1

                             MALLINCKRODT INC.

             Computation of Ratio of Earnings to Fixed Charges

                              ($ in millions)

                                Six Months
                                  Ended             Year Ended June 30,
                               December 31, ------------------------------------
                                   1998      1998     1997   1996   1995   1994
                               ------------ -------  ------ ------ ------ ------
Earnings (loss) from
 continuing operations.......     $ 66.8    $(268.4) $175.2 $143.6 $127.0 $ 73.9
Add provision for income
 taxes.......................       32.1       18.4    96.3   84.3   76.5   43.3
                                  ------    -------  ------ ------ ------ ------
Earnings (loss) from
 continuing operations before
 income taxes................       98.9     (250.0)  271.5  227.9  203.5  117.2
Add:
 Net interest expense........       43.1      101.8    48.0   51.3   45.1   34.6
 Depreciation of capitalized
  interest...................        0.4        0.7     0.7    0.8    0.8    0.5
 Portions of rents which are
  representative of interest
  factors in the leases......        5.5       10.5     6.7    7.5    7.5    6.2
 Amortization of debt
  discount and expenses......        0.2        0.5     0.5    0.5    0.4    0.3
                                  ------    -------  ------ ------ ------ ------
Earnings (loss) from
 continuing operations
 available for fixed
 charges.....................     $148.1    $(136.5) $327.4 $288.0 $257.3 $158.8
                                  ======    =======  ====== ====== ====== ======
Fixed charges:
 Gross interest expense......     $ 43.7    $ 102.7  $ 48.7 $ 52.9 $ 46.4 $ 38.4
 Portions of rents which are
  representative of interest
  factors in the leases......        5.5       10.5     6.7    7.5    7.5    6.2
 Amortization of debt
  discount and expenses......        0.2        0.5     0.5    0.5    0.4    0.3
                                  ------    -------  ------ ------ ------ ------
Total fixed charges..........     $ 49.4    $ 113.7  $ 55.9 $ 60.9 $ 54.3 $ 44.9
                                  ======    =======  ====== ====== ====== ======

Ratio of earnings from
 continuing operations to
 fixed charges...............        3.0         [1]    5.9    4.7    4.7    3.5
                                  ======    =======  ====== ====== ====== ======


[1] Earnings were inadequate to cover fixed charges for the year ended June 30, 1998, primarily due to acquisition charges. The coverage deficiency was approximately $250 million.